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                                                                  Exhibit 3.1(b)


                            Articles of Incorporation
                                       For
                               830245 ALBERTA LTD.

CLASSES OF SHARES:                  SEE ATTACHED SCHEDULE "A"

NUMBER OF DIRECTORS:

MAXIMUM NUMBER OF DIRECTORS:        9

MINIMUM NUMBER OF DIRECTORS:        1

RESTRICTIONS ON BUSINESS TO:        NONE

RESTRICTIONS ON BUSINESS FROM:      NONE

RESTRICTIONS ON SHARE TRANSFERS:    SEE ATTACHED SCHEDULE "B"

OTHER RULES OR PROVISIONS:          SEE ATTACHED SCHEDULE "C"

REGISTRATION AUTHORIZED BY:         JOHN S. HUCKELL
                                    AGENT OF CORPORATION


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SCHEDULE A TO THE ARTICLES OF INCORPORATION SHARE STRUCTURE SECTION

1 CLASSES

The Corporation is authorized to issue an unlimited number of each of the following classes of shares: (a) Class "A" Common - One (1) class of voting shares to be designated as Class "A" Common shares;

(b) Class "B" Common - One (1) class of non-voting shares to be designated as Class "B" Common shares;

(c) Class "C" Preferred - One (1) class of shares issuable in series, to be designated as Class "C" Preferred shares, with the rights, privileges, restrictions and conditions attaching to each series, to be determined by the Board of Directors before the issuance of the first shares in each series of shares in such class, subject to the limitations contained in the Act and these articles.

SECTION 2 - INTERPRETATION In these Articles;

(a) "Act" means the Business Corporations Act of Alberta, as amended from time to time, or any legislation substituted therefore;

(b) "common shares" means the shares of the Corporation of classes that have a designation that includes the word "Common";

(c) "preferred shares" means the shares of the Corporation of classes that have a designation that includes the word "Preferred";

(d) "redeemable share" has the meaning set forth in the Act although, for the purposes of interpretation in the event that the word "retract" or any derivation of that word is ever used in relation to shares, a "retractable share" means a share issued by the Corporation that the Corporation, by these Articles, is required to purchase or redeem on the demand of a shareholder, and to "retract" means to so demand.

(e) words and expressions defined in the Act have the same meaning when used in these Articles unless inconsistent with that meaning in the context of these Articles.

SECTION 3 - CLASS RIGHTS, PRIVILEGES, RESTRICTIONS & CONDITIONS

3. The rights, privileges, restrictions and conditions attaching to the shares of the Corporation are as follows:


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         3.1 COMMON SHARES

         3.1.1 The holders of Class "A" Common shares shall be entitled to vote in person or by proxy at any meeting of the shareholders of the Corporation or otherwise.

         3.1.2 Except as is otherwise specifically provided in the Act, the holders of Class "B" Common shares shall not be entitled to attend or vote in person or by proxy at any meeting of the shareholders of the Corporation or otherwise.

         3.1.3 At the discretion of the directors of the Corporation, dividends may be declared and paid from time to time out of the monies of the Corporation properly applicable to the payment of dividends on the issued and outstanding shares of any one or more classes of common shares without declaring a ratably equal dividend or dividends, or any dividend at all, on the then issued and outstanding shares of any of the other classes of common shares PROVIDED ALWAYS that this right shall always be subject to the provisions of the Act and the rights specifically granted in these Articles to the holders of preferred shares.

         3.1.4 Except to the extent otherwise specified, each common share of the Corporation shall rank equally with each of the other common shares of the Corporation regardless of class including, without limitation, the right to receive the remaining property of the Corporation on the dissolution or winding-up of the Corporation or other distribution of the assets of the Corporation amongst its shareholders for the purpose of winding-up its affairs.

3.2      CLASS C PREFERRED SHARES

         3.2.1 Subject to the Act, the directors shall determine, prior to the issuance of any shares of a series in the Class "C Preferred shares:

         3.2.1.1 whether or not the holders of that series of shares shall be entitled to receive a dividend, out of the monies of the Corporation properly applicable to the payment of dividends; and if so, whether the same will be fixed or discretionary, non-cumulative or cumulative, or payable annually or on the basis of some other period of time, and the directors shall specify the basis upon which the dividends may be calculated, which may specify, without limitation, that the dividend shall be payable annually, semi-annually or quarterly, and that the dividend shall be determined on the basis of a percentage on the Redemption Amount (as

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         hereinafter defined). If the directors determine the holders of such shares will be entitled to receive a non- cumulative dividend, and if, within four months after the expiration of any fiscal year end of the Corporation, the directors in their discretion shall not have declared the stated non-cumulative dividend or any part of that dividend, then the rights of the holders of that series of shares, to the dividend or to any undeclared part thereof for that fiscal year shall be forever extinguished

         3.2.1.2 whether or not the shares of that series of shares are to be redeemable or retractable, and if so, the Redemption Amount, payable in lawful money of Canada, at which that series of shares shall be redeemed or purchased (the "Redemption Amount");

         3.2.1.3 Whether or not the shares of that series of shares shall possess any rights to convert the same into shares of another class and if so the conversion rights and the rate at which such conversion shall take place;

         3.2.1.4 whether or not the shares of that series of shares are to be voting or non-voting and if voting, the number of votes per share and if applicable, any limitations on such voting rights;

         3.2.1.5 any other rights, privileges, restrictions and conditions attaching to a series which are permitted to specified by the directors under the Act.

         3.2.2 Notwithstanding the above, no rights, privileges, restrictions or conditions attached to a series of shares authorized to be issued hereunder shall confer on shares of a series:

         3.2.2.1 greater voting rights than are attached to shares of any other series of Class "C" Preferred shares then outstanding;

         3.2.2.2 a priority in respect of dividends or return of capital over shares of any other series of Class "C" Preferred shares then outstanding; provided however the limitation above does not apply to a right or privilege exchange a share or shares for, or to convert a share or shares into, a share or shares of another Class.

         3.2.3 If the shares of any series are to be redeemable at the option of the Corporation, the Corporation may, upon giving notice as provided in section 3.2.5, redeem all or any one or more of the redeemable shares held by any one or more shareholders on payment for each share to be redeemed of the Redemption Amount, together with the amount of all declared and unpaid


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         dividends thereon (the amount so established being called in this section 3.2 the "Redemption Price").

         3.2.4 If the shares are to be retractable at the option of the holder, the holder may require the Corporation to retract the Preferred shares upon the written demand (the "demand") of the holder, which demand shall contain the information required by section 3.2.5, following which the Corporation shall, within ten (l0) days following receipt of such demand, retract, in the manner provided for in section 3.2.5, all of the outstanding Preferred shares included in the demand, for a sum equal to the aggregate Redemption Price.

         3.2.5 In the event that shares are being redeemed at the instance of the Corporation:

         3.2.5.1 then the Corporation shall, at least thirty (30) days before the date specified for redemption or such lesser period of time as may be unanimously agreed upon by the holders of all the shares that are then being redeemed, mail to each person who at the date of mailing is a registered holder of the shares to be redeemed a notice in writing of the election of the Corporation to redeem such shares. Such notice shall be mailed by single registered letter, postage prepaid, addressed to each shareholder at that shareholder's address as it appears on the books of the Corporation or, in the event of the address of any shareholder not so appearing, then the last known address of the shareholder PROVIDED HOWEVER that an accidental failure or omission to give notice to one or more of the holders shall not affect the validity of the redemption as to the other holders. A notice sent by the corporation under Section 3.2.5.1, or a demand by a shareholder under
         Section 3.2.4, shall set out the Redemption Price, the date on which the redemption or retraction is to take place and, if only some of the shares held by the shareholder in question are to be redeemed or retracted, the number thereof to be redeemed or retracted.

         3.2.5.3 on or after the date specified for redemption or retraction, the Corporation shall pay or cause to be paid to or to the order of the registered holders of the shares to be redeemed or retracted the Redemption Price on presentation and surrender at the head office of the Corporation of the certificates for the shares to be redeemed or retracted. If only part of the shares represented by any certificate are to be redeemed or retracted, a new certificate for the balance shall be forthwith issued at the expense of the Corporation.

         3.2.5.4 From and after the date specified in any notice or demand, the shares called for redemption or retraction shall cease to be


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         entitled to dividends not declared by that date and the holders shall not be entitled to exercise any of their rights as shareholders in respect of those shares. However, if the Redemption Price shall not be paid upon the presentation of certificates in accordance with the foregoing provisions, the rights of the holders of the shares not then paid for shall remain unaffected, except that the dividends that the holders are entitled to receive on those shares shall thereupon become cumulative and, for the purpose of calculating the Redemption Price of those shares, those accrued dividends shall be considered to have been declared.

         3.2.5.5 In the event that all of the certificates for the shares to be redeemed or retracted are not presented and surrendered as required, the Corporation shall have the right at any time after the date specified for redemption or retraction in any notice or demand to deposit to a special account in any chartered bank or trust company in Canada named in the notice or demand, the Redemption Price of the number of shares represented by certificates which have not at the date of the deposit been surrendered by the holders in connection with the redemption or retraction. The deposit shall be made in such a manner that it will be paid without interest to or to the order of the respective holders of the shares called for redemption or retraction upon presentation and surrender to the bank or trust company of the share certificate or certificates representing the same. Upon the deposit being made, or upon the date specified for the redemption or retraction in the notice or demand, whichever is the latter, the shares in respect whereof the deposit shall have been made shall be, and shall be deemed to be, redeemed or retracted. The rights of the holder of the shares after the deposit or the redemption or retraction date, as the case may be, shall be limited to receiving without interest their proportionate share of the total Redemption Price so deposited against presentation and surrender of the certificates representing the shares held by them respectively, and any interest allowed on any deposit shall belong to the Corporation.

         3.2.5.6 In the event that the shares are being redeemed or retracted pursuant to a requirement that they be so retracted or redeemed at a specified time or on the happening of a certain event, the provisions of this section 3.2.6 shall apply as if the shares were being redeemed at the instance of the Corporation unless the holder has accepted an obligation to notify the Corporation, or on an objective basis the event in question would be more within the knowledge or control of the holder, in which case, for the purpose of this section 3.2, the Corporation shall be considered to be


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         required to retract the shares on the earlier of the notice by the
         Corporation or the demand of the holder.

         3.2.6 Subject to the Act, if only part of the outstanding redeemable Class "C" Preferred shares are to be redeemed at the election of the Corporation at any one time, the directors may in their absolute discretion determine the shares so to be redeemed and the redemption need not be pro-rata to the holding of any shareholder or on any other fixed basis.

         3.2.7 The Redemption Amount for a series of Class "C" Preferred shares may be changed by the directors after issuance, as follows:

         3.2.7.1 In the event that the shares were issued as partial or total consideration for the purchase by the Corporation of any assets including goodwill (hereafter called "the Purchased Assets") and it is determined at any time to the satisfaction of the directors in consultation with the auditors or accounting advisors of the Corporation, as the case may be, and representatives of Revenue Canada that the fair market value of the Purchased Assets at the date of purchase by the Corporation is a greater or a lesser amount than the Redemption Amount of the redeemable shares plus, if applicable, the fair market value of any non-share consideration issued by the Corporation in consideration for the Purchased Assets, then the Redemption Amount shall be increased or decreased, as required, to eliminate such difference. Any consequential overpayment by the Corporation to the holders of the shares (whether by way of earlier dividend, redemption, purchase or otherwise) shall be a debt due to the Corporation by the holder of the shares and shall be repaid to the Corporation forthwith. Any consequential underpayment by the Corporation to the holders of the shares (whether by way of earlier dividend, redemption, purchase or otherwise) shall be a debt due by the Corporation to the holders of the shares and shall be paid forthwith to the holders.

         3.2.7.2 In all cases other than those covered by section 3.2.7.1 above, by resolution of the directors, subject always to obtaining any required consents and approvals.

         3.2.8 In the event that the redemption or retraction of all those outstanding Class "C" Preferred shares in respect of which the Corporation has received or given notices or demands for redemption or retraction would, at any given time, cause the Corporation to be in contravention of the provisions of the Act, or any regulations or other legislation promulgated thereunder or


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         substituted therefore, the Corporation shall, at that time, redeem or retract, on a pro-rata basis, disregarding fractions, only such number of those shares as can be redeemed or retracted without causing a contravention. Thereafter the Corporation shall, at such time or times as the redemption or retraction can be made without causing the Corporation to contravene the aforesaid statutory requirements, redeem or retract the balance or a pro-rata portion of the outstanding shares in respect of which the Corporation has received or given redemption or retraction notices.

         3.2.9 Notwithstanding anything to the contrary herein contained, and as a further restriction to that contained in the Act, no dividends or other payment or distribution shall be made to the holders of the common shares or any shares of any other class of the capital stock of the Corporation ranking junior to the Class "C" Preferred shares, if the payment or distribution thereof would result in the fair market value of the Corporation's assets, net of its liabilities, being less than the aggregate of the Redemption Price of all Class "C" Preferred shares then outstanding.

         3.2.10 In the event of the liquidation, dissolution, or winding-up of the Corporation, or other distribution of the assets of the Corporation amongst its shareholders for the purpose of the winding-up of its affairs, the holder of each Class "C" Preferred share shall be entitled to receive the Redemption Price thereof in priority to any distribution whatsoever to the holders of common shares or the holders of any other class of the capital stock of the Corporation ranking junior to the Class "C" Preferred shares. After payment of the fore- going amounts to the holder of each such Class "C" Preferred share, that holder shall not, as a holder of Class "C" Preferred shares, be entitled to share in any further distribution of the property or assets of the Corporation.



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SCHEDULE B RESTRICTIONS ON SHARE TRANSFERS

The right of shareholders to transfer or dispose of their shares shall be subject to the following restrictions: (i) a share or shares may be transferred by a shareholder or by any other person entitled to transfer the same if such transfer is first approved by the Corporation's Board of Directors.


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SCHEDULE C OTHER PROVISIONS

1. PRIVATE CORPORATION

It is intended that the Corporation, to the extent permitted by law, not be required to comply with the Securities Act of Alberta or any legislation substituted therefore. Accordingly, the restrictions required by that legislation or any substitution thereof in the nature of limiting the issuance of the Corporations securities, as is currently set forth in the definition of "private company" therein, are incorporated as restrictions on the Corporation. At the date these Articles are signed, such restrictions are, in addition to there being restrictions on the right to transfer the Corporation's shares as set forth or referred to in Schedule B to these Articles:

(a) The number of the Corporation's shareholders, exclusive of

(i) persons who are in the Corporation's employment or that of an affiliate, and

(ii) persons who, having being formerly in the Corporation's employment or that of an affiliate, were, while in that employment, shareholders of the Corporation and have continued to be shareholders of that Corporation after termination of that employment, is limited to not more than 50 persons, 2 or more persons who are the joint registered owners of 1 or more shares being counted as 1 shareholder.

Any invitation to the public to subscribe for the securities of the Corporation is prohibited.

2.       DIRECTORS

The precise number of directors of the Corporation within the minimum and maximum number of directors provided for in the Articles of the Corporation shall be determined from time to time by resolution of the Board of Directors.

The directors may, between annual general meetings, resolve to appoint l or more additional directors to the Board of Directors to serve until the next annual general meeting provided that the number of additional directors does not exceed l/3 of the number of directors who held office at the expiration of the last annual general meeting of the Corporation.

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3.       LIENS ON SHARES

The Corporation shall have a first and paramount lien or charge on all the shares registered in the name of a shareholder, whether solely or jointly with others, for all their debts, liabilities and engagements to the Corporation, whether solely or jointly with another person, whether a shareholder of the Corporation or not, whether incurred or entered into before or after notice to the Corporation of any equitable or other interest in any person other than a shareholder and whether the period for the payment, discharge or fulfilment of such debt, liability or engagement has actually arrived or not. Such lien shall extend to all dividends or bonuses from time to time declared in respect of such shares.


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                       CORPORATE ACCESS NUMBER: 208302455

                                    ALBERTA

                           BUSINESS CORPORATIONS ACT




                                  CERTIFICATE

                                       OF

                                 INCORPORATION



                              830245 ALBERTA LTD.
                   WAS INCORPORATED IN ALBERTA ON 1999/05/10.






                                                          [SEAL OF THE REGISTRAR
                                                             OF CORPORATIONS]